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                                                                    EXHIBIT 23.1










23.1     Consent of S. B. Hoover and Company, L.L.P.

         We consent to the reference in this Form SB-2 to S. B. Hoover and Company, L.L.P. as experts in accounting and auditing and to the use in this Form SB-2 of our report dated January 29, 2001 on the consolidated statements of condition of the Bank of Powhatan, N.A. as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended and our report dated August 20, 2001, on the balance sheet of TransCommunity Bankshares, Inc. as of June 30, 2001 and the related statements of expenses, changes in stockholders' equity and cash flows from inception to June 30, 2001.

                                                  S. B. Hoover & Company, L.L.P.


August 28, 2001
Harrisonburg, Virginia